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                                                                   EXHIBIT 10.26

                                  AGREEMENT

               AGREEMENT, dated as of March 15, 1997, by and between AMERICAN NATIONAL CAN COMPANY, a Delaware corporation (the "Company"), and the individual named on the signature page hereof (the "Executive").

               WHEREAS, the Executive currently serves as a senior executive of the Company; and

               WHEREAS, in order to preserve for the Company the benefit of the Executive's experience and continued service during the ongoing reorganization of the Company's activities, the Company and the Executive have agreed to the terms set forth in this Agreement;

               NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

               1. DEFINED TERMS. For purposes of this Agreement, the following terms shall have the following meanings:

               (a) "AFFILIATE" means, with respect to any person (including without limitation the Company), any corporation or other entity that, directly or indirectly, controls or is controlled by such person, or that is under common control with such person.

               (b) "BOARD" means the Board of Directors of the Company or, if there is no such Board of Directors, such individual, committee or other supervisory body designated by Pechiney to manage the business and affairs of the Company.

               (c) "Cause" means (A) serious misconduct or gross negligence in the performance of the Executive's employment duties; (B) willful disobedience by the Executive of directions received from or policies established by the Chief Executive Officer, any other executive or executives to whom the Executive reports or the Board; or (C) commission by the Executive of a crime involving fraud or moral turpitude that can reasonably be expected to have a materially adverse effect on the business, reputation or financial situation of the Company. The Executive shall be permitted to respond and defend himself before the Board within 15 days after written notification of any proposed termination for Cause which shall specify in detail the reasons for such termination.

               (d) "Code" means the Internal Revenue Code of 1986, as amended.




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               (e) "CONFIDENTIAL INFORMATION" includes, without limitation, the client lists of Pechiney and its Subsidiaries and Affiliates (including the Company), their respective trade secrets, any confidential information about (or provided by) any customer or supplier, or prospective or former customer or supplier, of Pechiney or any of its Subsidiaries or Affiliates (including the Company), information concerning the business or financial affairs of Pechiney or any of its Subsidiaries or Affiliates (including the Company), including books and records, commitments, procedures, plans and prospectus, strategies, or current or prospective transactions or business, and any other "inside information", (i) which has not been disclosed publicly by Pechiney or one of its Subsidiaries or Affiliates (including the Company), or with its consent,
(ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge and the Executive has reason to know that such information became a matter of public knowledge through an unauthorized disclosure.

               (f) "CONTINUATION PERIOD" means either (i) if the Termination Date occurs on or before June 30, 1999, the period beginning on the Termination Date and ending at the end of the 30th month after the Termination Date or (ii) with respect to a Termination Date that occurs after June 30, 1999, the period beginning on the Termination Date and ending on the earlier of (x) the second anniversary thereof or (y) the Executive's 62nd birthday.

               (g) "COVENANT PERIOD" means the period beginning on the date of this Agreement and ending on the second anniversary of the Termination Date.

               (h) "LTIP" MEANS the Company's Long Term Incentive Plan.

               (i) "MIP" means the Company's Management Incentive Plan, as the same may be amended from time to time, or any successor plan.

               (j) "PECHINEY EQUITY PLAN" means any stock option, restricted stock, stock appreciation right, phantom stock, equity incentive or similar plan (other than the LTIP) under which awards are denominated in, or the value of which is determined by reference to, equity securities of Pechiney.

               (k) "PECHINEY GROUP" means Pechiney and its Subsidiaries and Affiliates (including the Company).

               (1) "PENSION PLANS" means, collectively, the Company's Pension Plan for Salaried Employees and certain other non-qualified pension plans or arrangements that the Company maintains for its senior executives.

               (m) "SERVICE ENHANCEMENT" means the excess, if any, of (i) the number of


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years (including any partial year) of credited service with the Pechiney Group that would be attributed to the Executive under the Pension Plans as of his 62nd birthday as if the Pension Plans were applied with regard to service with the Pechiney Group, assuming continuous employment with the Pechiney Group until his 62nd birthday, over (ii) the Executive's actual years of credited service with Pechiney Group.

               (n) "SUBSIDIARY" of a person (including without limitation the Company) means a corporation with respect to which such person, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation's board of directors.

               (o) "TERMINATION DATE" means the effective date of the Executive's termination of employment with the Company.

               2. GENERAL TERMS OF EMPLOYMENT.

               (a) NATURE AND TERM OF THIS AGREEMENT. This Agreement does not constitute a guarantee of continued employment but instead provides for certain rights and benefits for the Executive in the event his employment with the Company terminates under the circumstances described herein.

               (b) DUTIES AND RESPONSIBILITIES. For so long as the Executive's employment with the Company continues, the Executive will devote his full business time, attention and best efforts to the affairs of the Company, will faithfully serve the Company and in all respects conform to and comply with the lawful directions and instructions given to him by the Company's Chief Executive Officer, any other executive or executives to whom he reports or the Board.

               (c) BASE SALARY. The Executive base salary shall be reviewed periodically by the Company at the times and in a manner consistent with the review of base salaries of the Company's other senior executives, and, based on such review, the amount of the Executive's base salary may be adjusted upwards but not downwards, in the discretion of the Company, taking into account the Executive's performance and any other factors the Company deems relevant.

               (d) PARTICIPATING IN BENEFIT PROGRAMS. During the period of the Executive's employment with the Company he will be eligible to participate in the Company's compensation (including short-term and long-term incentive compensation) and benefit programs applicable generally to the Company's senior executives. Such programs may be adjusted or modified from time to time by the Company in its discretion.



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3.       PENSION BENEFIT.

               (a) TERMINATION OF EMPLOYMENT PRIOR TO AGE 62. If the Executive's employment with the Company is terminated by the Company for any reason other than for Cause prior to his 62nd birthday, then the following shall apply: provided, however, that in the event of the Executive's death prior to his termination, he shall not be entitled to the Service Enhancement under Section 3(a)(i) below:

               (i) SUPPLEMENTAL PENSION BENEFIT IN THE EVENT OF TERMINATION PRIOR TO AGE 62. In the event that such termination occurs prior to the Executive's 62nd birthday, the Company will pay to the Executive pursuant to this Agreement a supplemental monthly pension benefit equal to the excess, if any, of "A" over "B", where:

         "A" equals the aggregate monthly benefit the Executive would have received under the Pension Plans upon retirement assuming that the Executive had continued service with the Company equal to the sum of
         (I) the number of years of credited service the Executive has with the Pechiney Group as of the Termination Date plus (II) the Service Enhancement. Such benefit will be calculated based upon the highest consecutive 60 months, or such fewer number of months equal to the Executive's period of employment with the Company of compensation (as defined for the purposes of the Pension Plans) the Executive received from the Company during his employment; and

         "B" equals the aggregate monthly amount payable to the Executive under the Pension Plans, such amount to be calculated in accordance with the provisions of the Pension Plans and the Howmet Combined Pension Plan.

               (ii) PAYMENT OF SUPPLEMENTAL PENSION BENEFIT. The supplemental monthly pension benefit referred to in Sections 3 (a)(i) above shall be calculated as if the Executive retired on his 62nd birthday. Such benefits will be available at age 62 and, if taken early in accordance with the Pension Plan, will reflect normal discounts in accordance with the provisions of the Pension Plans .

               (iii) QUALIFICATION FOR RETIREMENT BENEFITS. The Executive will be qualified for retirement benefits on the same basis, and subject to the same terms and conditions, as other employees who are entitled to such benefits upon retirement after age 55.

               (iv) SEVERANCE BENEFITS. The Executive will be entitled to the severance benefits described in Section 4 of this Agreement.


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               (b) TERMINATION OF EMPLOYMENT AFTER AGE 62. If the Executive's
employment with the Company is terminated by the Company for any reason after the Executive attains age 62, the Executive shall not be entitled to any of the pension enhancements described in Sections 3(a)(i) above and his retirement and other benefits shall instead be determined under the Pension Plans and other benefit plans and arrangements of the Company in which he participates at the time of such termination.

               (c) CERTAIN TERMS APPLICABLE TO SUPPLEMENTAL MONTHLY PENSION BENEFITS. The company shall determine in its discretion whether, and to the extent that, any supplemental monthly pension benefit required under Section 3
(a)(i) shall be paid through a Pension Plan that is intended to be qualified under Section 401 (a) of the Code, or any successor provision thereto, or under a Pension Plan or other arrangement that is not intended to be so qualified. The amount, if any, payable under such Section will be determined based on the same form of payment (e.g. single life annuity or joint and survivor annuity) that the Executive elects under the Pension Plans or, in the event the Executive's period of employment with the Company is insufficient as of the Termination Date, the same form of payment he could have elected under the Pension Plans if his period of employment with the Company had been sufficient.

               (d) NO ENHANCEMENT UPON RETIREMENT OR RESIGNATION. If the Executive retires or otherwise resigns his employment with the Company he shall not be entitled to the pension enhancement described in the foregoing subsection
(a), or any of the severance benefits described in Section 4. His retirement shall instead be determined under the Pension Plans and other benefit plans and arrangements of the Company in which he participates at the time of such retirement or resignation.

               (e) NO IMPAIRMENT OF EXISTING RIGHTS. Nothing in this Agreement shall be construed to reduce or impair in any way the Executive's rights and benefits under the Pension Plans, including any rights and benefits that he may accrue under the Pension Plans after the date hereof and prior to his termination of employment with the Company, and any other post-retirement benefits otherwise provided as a consequence of the Executive's service with the Pechiney Group.



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               4. SEVERANCE BENEFITS. If the Executive's employment with the
Company terminates under circumstances which are described in Section 3 as conferring on the Executive the right to receive the severance benefits described in this Section 4, then the Executive shall be entitled to the following severance benefits: provided however, that if the Executive, at his election, receives any benefit under a Pension Plan at any time during the Continuation Period, he will not be entitled to severance benefits after such election.

               (a) BASE SALARY CONTINUATION. Following the Termination Date and continuing through the Continuation Period, the Company will continue to pay the Executive his base salary equivalent, at the rate in effect immediately prior to the Termination Date consistent with normal payroll practice. The payments following the Termination Date shall be in lieu of any and all severance pay to which the Executive might otherwise be entitled under any plan or program of the Company or any of its Subsidiaries or Affiliates.

               (b) INCENTIVE COMPENSATION.

               (i) During the Continuation Period the Executive will receive an equivalent MIP award reflecting business and personal performance at target level; such award will be paid to the Executive in accordance with the Company's normal payment practices for the MIP at the time payments under the MIP are normally made to other executives of the Company. Except for the payment provided in this subsection (i), the Executive shall have no right to any payment under the MIP or any other annual incentive compensation plan of the company. The Executive's equivalent MIP award for any partial calendar year at the end of the Continuation Period will be prorated based on a fraction, the numerator of which is the number of days in such calendar year up to and including the last day of the Continuation Period, and the denominator of which is 365.

               (ii) If the Executive participates in a long-term incentive plan, he will be subject to the applicable termination of employment provisions of that plan.

               (iii) The Executive will be fully vested in any awards that were made to him under any Pechiney Equity Plan prior to the Termination Date if the vesting of such awards was conditioned upon continued service, and the Executive shall be entitled to exercise any such award during a period of at least two years following the Termination Date (or until such earlier date as would be the normal expiration date of such award in the absence of termination of employment). To the extent that the vesting of any awards made to the Executive under any Pechiney Equity Plan prior to the Termination Date were based on factors other than continued service, the vesting of such awards will be governed by the rules applicable thereto under any such Pechiney Equity Plan.



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Except for the payments and other benefits provided in this subsection (b), the
Executive shall have no right to any other payment or benefit under the MIP, the LTIP or any other annual or long-term incentive plan of the Company or, except as may otherwise be provided therein, under any Pechiney Equity Plan. Without limiting the generality of the preceding sentence, this Agreement shall not confer any right on the Executive following the Termination Date to be granted any further awards under any Pechiney Equity Plan or to receive any award under any new cycle under the LTIP or any subsequent long-term incentive plan.

               (c) COMPANY CAR. Title to the automobile made available to the Executive immediately prior to the Termination Date will be transferred to him at no additional cost as of the Termination Date; provided, however, that the Executive will be responsible for all income taxes, transfer taxes and similar governmental charges regarding the transfer and new registration of the vehicle.

               (d) OUTPLACEMENT SERVICES. The Executive will be eligible for outplacement counseling with an outplacement service selected by the Company and reasonably acceptable to the Executive.

               (e) CAP MAKEUP. The Company will pay the Executive the amounts it would have contributed on the Executive's behalf to the CAP (Capital Accumulation Plan) as matching contributions and/or discretionary profit-sharing contributions during the Continuation Period, assuming the Executive had elected to participate in the CAP at the maximum level permitted thereunder. All such payments will be made on an after-tax basis. Payment of matching contribution equivalents will be paid with the base salary continuation payments provided for in subsection (a) above; payment of discretionary profit-sharing contribution equivalents will be made at approximately the same time as the Company makes such contributions (if any) to the CAP.

               (f) LIFE INSURANCE AND LONG-TERM DISABILITY. During the Continuation Period the Executive shall continue to be eligible for life insurance and long-term disability benefits equal to those applicable to him on the Termination Date, subject to the same terms and conditions (including without limitation any provisions concerning payment of premiums) that apply to employees of the Company.

               (g) NO OTHER BENEFITS. Except as otherwise provided in this Agreement, or as provided under the terms of any employee benefit plan or program of the Company, after the Termination Date the Executive shall not be eligible to participate in any employee benefit plan or program of the Company (including without limitation any incentive, bonus or similar compensation plan or arrangement).




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               5. DEATH AND DISABILITY

               If the Executive dies or becomes totally disabled during the Continuation Period, the Executive or his estate, as the case may be, will be entitled to the severance benefits provided for in this Agreement (other than outplacement services) and pension benefits which will be determined taking into account the supplemental pension benefit provided for in Section 3(a)(i) of this agreement, as well as to the standard benefits and insurance payments under the benefits plans of the Company then in effect, determined as though his employment with the Company had terminated by virtue of death or total disability.

               6. CERTAIN COVENANTS.

               (a) COVENANT NOT TO INDUCE TERMINATION OF EMPLOYMENT. The Executive agrees that during the period of his employment with the Company and continuing through the Covenant Period he will not, without the prior written consent of the Company (which consent may be withheld by the Company at its sole discretion), induce or attempt to persuade any employee of the Company or any of its Subsidiaries to terminate his employment relationship in order to enter into any other employment, whether or not such other employment is competitive with the Company or any of its Subsidiaries.

               (b) COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION. The Executive agrees that he will not, at any time during the Covenant Period or thereafter, make use, for his own benefit or the benefit of any other person or entity, of Confidential Information of any kind or character, nor divulge Confidential Information except to the extent the Company's Chief Executive Officer or the Board may so authorize in writing, and that within ten days of the Termination Date the Executive will surrender to the Company all records, in whatever form maintained (including without limitation records maintained as computer files) and other documents and materials obtained by the Executive or entrusted to him during the course of his employment by the Company or any of its Subsidiaries or Affiliates (together with all copies thereof) which related to any such Confidential Information. Nothing set forth in this subsection (a), however, shall be interpreted to prohibit the Executive from disclosing any such information as may be required by law, including pursuant to any court or government decree or subpoena.

               (c) REMEDIES. Without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in this Section, it is expressly agreed that if the Executive materially breaches the covenants set forth in this Section and fails to cure such breach to the reasonable satisfaction of the Company within 30 days after written notice thereof, any further obligations of the

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Company pursuant to this Agreement shall be canceled. Without limiting the generality of the preceding sentence, the Executive acknowledges and agrees that, in the event of such material breach and failure to cure, (i) any obligation of the Company to provide any supplemental pension benefit, or any other benefit, under Section 3 above will be canceled (other than any obligations under any Pension Plans that are intended to be qualified under
Section 401(a) of the Code) and (ii) the Company will have no further obligation to pay or provide any of the severance benefits described in Section 4 above. In addition, the Executive acknowledges that a breach of any of the covenants set forth in this Section may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach 9 or threat thereof, the Company shall be entitled, in addition to any other rights or remedies it may have (including without limitation the remedy provided in the preceding sentence), to obtain a temporary restraining order and a preliminary or permanent injunction enjoining or restraining the Executive from engaging in activities prohibited by this Section or requiring his compliance with the affirmative obligations provided for herein.

               (d) ENFORCEABILITY. It is the intent and understanding of each party hereto that if in any action before any court or agency legally empowered to enforce the covenants contained in this Section any term, restriction, covenant or promise contained herein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

               7. CONFIDENTIALITY OF THIS AGREEMENT. Except as required by law, judicial order, or other lawful process, the parties hereto will keep confidential and not disclose, directly or indirectly, to any person, firm, corporation, association, or other entity, except family and professional financial and legal advisors, the existence or terms of this Agreement.

               8. NO UNFAVORABLE COMMENTS. The Company agrees to refrain from making now or any time in the future any comment reflecting unfavorably upon the Executive to the press, any individual or entity with whom the Executive has a business relationship or any individual or entity making an inquiry as to the Executive's employment relationship with the Company, except to the extent that any such comment may relate to circumstances underlying a termination of the Executive's employment for Cause. The Executive agrees to refrain from making now or at any time in the future any comment reflecting unfavorably upon any member of the Pechiney Group (including the Company) or any current or former directors, officers or employees of any member of the Pechiney Group to the press, any employees of any member of the Pechiney Group or any individual or entity with whom any member of the Pechiney Group has a business relationship.
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               9. FULL SATISFACTION; RELEASE. The Executive agrees that the payments and other benefits to be provided pursuant to this Agreement shall be in full satisfaction of any and all claims for payment or any other benefits that he may have against the Company or any of its Subsidiaries or Affiliates arising out of (i) his employment with the Company or his status as an executive of the Company or any of the Company's Subsidiaries, Affiliates or divisions; or
(ii) the termination of such employment and status excluding (A) claims that arise out of an asserted breach of this Agreement and (B) claims for indemnification the Executive may now or in the future have under any bylaw, agreement or otherwise. In addition, in consideration of the agreements set forth herein, the Company, on the one hand, and the Executive, on the other hand, release and waive all claims, causes of action or the like arising on or before the date hereof, regardless of whether or not known at present (including, without limitation, any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, or any other federal, state or local statute or ordinance; but excluding, in the case of both the Company and the Executive, an claims that arise out of an asserted breach of the terms of this Agreement), that either has or may have in the future against the other and, in the case of the Company, its successors, shareholders, directors, officers, agents and employees, regarding all matters relating to the Executive's service as an employee of the Company or any of its Subsidiaries, Affiliates or divisions, and to the termination of such relationships, including, without limitation, all claims related to the payment of compensation and benefits and all claims arising under any Federal or state statute or regulation. The Executive and the Company shall execute as of the Termination Date any further documents as may reasonably be requested by the other in order to evidence and give effect to the provisions of this Section.

               10. SOURCE OF PAYMENTS. All payments provided under this Agreement, other than payments made pursuant to a benefit plan which may provide otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. The Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create, a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

               11. FUTURE COOPERATION. The Executive acknowledges that, due to his position with the Company and his knowledge of Company matters, including but not limited to, tax issues that have arisen during his employment with the Company and the management and resolution of such issues, the Executive is the person who is best qualified to adequately


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respond to and resolve questions regarding certain issues, and actions taken in response thereto by the Company, that may arise after the Termination Date. Therefore, the Executive hereby acknowledges and agrees that, following termination of his employment with the Company, he shall use his best efforts to make himself available in any then pending or future governmental or regulatory investigation, civil or administrative proceeding or arbitration related to the Executive's duties while employed by the Company. The Company will promptly reimburse the Executive for all reasonable costs and expenses, including attorney's fees, incurred by the Executive in connection with any such proceedings or arbitration.

               12. TAX WITHHOLDING. All amounts payable to the Executive pursuant to this Agreement shall be subject to all legal requirements with respect to the withholding of taxes including FICA.

               13. MISCELLANEOUS.

               (a) ENTIRE AGREEMENT; AMENDMENTS. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the Executive and the Company regarding severance benefits, except that the provisions of the letter agreement signed by the Executive and Walter T. Stelzel dated July 7, 1995 regarding repayment of the Special Relocation Bonus referred to therein and computation of pension benefits shall remain in effect. This agreement cannot be amended or modified except by a writing signed by all such parties. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

               (b) ASSIGNMENT AND DELEGATION. Neither this Agreement nor any right, duty or obligation hereunder shall be assignable or delegable by the Executive. This Agreement and all the Company's rights and obligations hereunder may be assigned, delegated or transferred by it to any business entity which at any time by merger, consolidation or other business combination acquires all or substantially all of the assets of the Company or to which the Company transfers all or substantially all of its assets. Upon any such assignment, delegation or transfer, any such business entity shall be deemed to be substituted for all purposes as the Company hereunder, except that the Company shall not be released from any of its obligations hereunder.

               (c) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.



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               (d) HEADINGS. The headings of the Sections of this Agreement are included solely for convenience of reference and shall not be construed or interpreted in any way as affecting the meaning of such Sections.

               (e) GOVERNING LAW. This Agreement is governed by, and construed and interpreted in accordance with, the laws of the State of Illinois.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 15th day of March, 1997.

                                       AMERICAN NATIONAL CAN COMPANY

                                       By: /s/ Dennis R. Bankowski
                                          ------------------------
                                          Name: Dennis R. Bankowski
                                          Title: Sr. Vice President H.R.

                                       EXECUTIVE

                                       By: /s/ Tom Buckley
                                          ----------------
                                          Tom Buckley

                                       PECHINEY
                                       (as to Section 4(b)(iii))


                                       By: /s/ Jean-Dominique Senard
                                          --------------------------
                                          Name: Jean-Dominique Senard
                                          Title: Chief Financial Officer and
                                          Member of the Executive Committee